APPENDIX A

PEREGRINE INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
Small Company Growth Portfolio Small Company Value Portfolio

Most recent annual approval by the Board of Trustees:  March 29, 2013

Appendix A amended:  November 16, 2010

SCHEDULE A

WELLS FARGO MASTER TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED FEE AGREEMENT

            This amended and restated fee agreement is made as of the 1st day of January, 2013, and is amended as of the 29th day of March, 2013, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, Inc. (the “Sub-Adviser”); and

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets of the Funds:

Portfolio Name	Sub-Advisory Fee
Small Company Growth Portfolio[1]	First 275M Over 275M	0.50% 0.45%
Small Company Value Portfolio[2]	First 175M Over 175M	0.50% 0.75%

  On March 29, 2013, the Board of Wells Fargo Master Trust approved advisory fee changes for the Small Company Growth Portfolio.  Effective May 1, 2013, the advisory fees will be:  First 300M 0.50%; Over 300M 0.45%.

2  On March 29, 2013, the Board of Wells Fargo Master Trust approved advisory fee changes for the Small Company Value Portfolio.  Effective May 1, 2013, the advisory fees will be:  First 300M 0.45%; Over 300M 0.40%.
The foregoing fee schedule is agreed to as of March 29, 2013 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: _____________________________________

         Andrew Owen

         Executive Vice President

PEREGRINE CAPITAL MANAGEMENT, INC.

By: _____________________________________

         David S. Lunt

         Chief Financial Officer